Exhibit 99.1

AEO Inc. Reports Strong Fourth Quarter and Fiscal 2021 Results; Achieves Fiscal 2023 Goals for Structural Transformation Two Years Ahead of Schedule; Real Power. Real Growth. Plan Positions Company for Long-Term Revenue and Profit Growth

•
Record Fiscal 2021 Revenue of $5 Billion; Up 33% versus Fiscal 2020 and up 16% versus Pre-Pandemic Fiscal 2019
•
Adjusted Operating Profit Nearly Doubled versus Pre-Pandemic Fiscal 2019
•
American Eagle and Aerie Expanded Customer Base, Fueling Record Revenue and Strong Profit Flow Through

March 2, 2022

PITTSBURGH -- (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today announced financial results for the fourth quarter and fiscal year ended January 29, 2022.

Jay Schottenstein, AEO’s Executive Chairman of the Board and Chief Executive Officer, commented, “2021 was a milestone year for AEO. We crossed $5 billion in revenue for the first time in company history, grew our active customer file to record highs and achieved our strongest profit result in well over a decade. We leveraged our healthy cash position to fuel Aerie’s growth and made key acquisitions, creating an industry-leading supply chain platform with significant long-term growth and profit potential. I’m incredibly proud of our associates and their outstanding performance in 2021, especially amidst ongoing macro challenges.”

“We entered 2022 a stronger company, supported by our powerful brands, a proven strategy, improved discipline and strategically advantaged operations. While the macro environment remains challenging and we are taking this into account in our plans for the year, we expect our results to still reflect meaningful progress versus prior years, setting a new base-line for profitability. As I look further out, I couldn’t be more excited as we build on our success and deliver returns to shareholders,” Mr. Schottenstein continued.

Fourth Quarter 2021 Results:

•
Total net revenue increased $216 million, or 17% to $1.51 billion, compared to $1.29 billion in the fourth quarter of 2020.

•
Aerie revenue of $428 million rose 27% from fourth quarter 2020 building on 25% growth last year. American Eagle revenue of $1.04 billion rose 11% versus fourth quarter 2020 following a 9% decline last year.
•
Consolidated store revenue increased 32%. Total digital revenue declined -3%. Compared to the pre-pandemic fourth quarter 2019 base, store revenue increased 4% and digital revenue increased 31%.
•
Gross profit of $489 million rose 11% from $440 million in the fourth quarter of 2020 and reflected a gross margin rate of 32.4% compared to 34.0% last year. Elevated freight costs amounted to a $80 million headwind in the quarter. Approximately $60 million was air freight specific to Vietnam factory closings, which was an approximately 400 basis point headwind to the gross margin rate. This was partially offset by strong product demand, customer delivery efficiencies, higher full-priced sales, lower promotions and inventory optimization initiatives.
•
Selling, general and administrative expense increased 60 basis points as a rate to sales versus fourth quarter 2020 primarily due to higher wages for store associates and variable selling expenses.
•
Operating income of $80 million included $80 million of elevated freight costs of which $60 million was air freight specific to Vietnam factory closings. Approximately half of the freight costs related to Aerie and the balance to the American Eagle brand.
•
Adjusted operating income of $92 million, also including $80 million of elevated freight costs, excluded $12 million in impairment charges and compared to adjusted operating income of $106 million in the fourth quarter of 2020.
•
Average diluted shares outstanding were 203 million, compared to 197 million in the fourth quarter of 2020. The increase primarily reflected 32 million shares of unrealized dilution associated with the company’s convertible notes this year, compared to 26 million shares in the fourth quarter of 2020.
•
EPS of $0.25. Adjusted EPS of $0.35 this quarter excludes $0.04 of store impairment, $0.04 of reorganization costs related to our EU license operation, within other non-operating expense, and $0.02 of non-cash interest expense on the company’s convertible notes.

Fiscal Year 2021 Results

•
Total net revenue increased $1.3 billion, or 33% to $5.0 billion, compared to $3.8 billion in fiscal year 2020. Compared to the pre-pandemic fiscal year 2019 base, total net revenue increased 16%.
•
Aerie revenue of $1.4 billion rose 39% from fiscal year 2020 on top of 24% growth last year. American Eagle revenue of $3.6 billion rose 30% versus fiscal year 2020 following a -21% decline last year. Compared to the pre-pandemic fiscal year 2019 base, Aerie revenue increased 72% and AE revenue increased 2%.
•
Reflecting migration back to stores, consolidated store revenue increased 53%. Total digital revenue increased 7%. Compared to the pre-pandemic fiscal year 2019 base, store revenue increased 3% and digital revenue increased 46%.
•
Gross profit of $2.0 billion rose 73% from $1.1 billion in fiscal 2020 and reflected a gross margin rate of 39.7% compared to 30.5% last year. Gross margin expansion was driven by strong product demand, higher full-priced sales, lower promotions, rent savings, customer delivery efficiencies and inventory optimization initiatives. This was partially offset by elevated freight costs of approximately $90 million in the year, of which $70 million was air freight specific to Vietnam factory closings.
•
Selling, general and administrative expense decreased 160 basis points as a rate to sales versus fiscal year 2020 due to strong revenue growth.
•
Operating income of $591 million included approximately $90 million of elevated freight costs of which approximately $70 million as air freight specific to Vietnam factory closings. Approximately half of the freight costs related to Aerie and the balance to the American Eagle brand.
•
Adjusted operating income of $603 million, also including $90 million of elevated freight costs, excluded $12 million in impairment and compared to adjusted operating income of $8 million in fiscal year 2020.
•
Average diluted shares outstanding were 207 million compared to 167 million in the fourth quarter of 2020. The increase primarily reflected 34 million shares of unrealized dilution associated with the company’s convertible notes this year.
•
EPS of $2.03. Adjusted EPS of $2.19 this year excludes $0.04 of store impairment, $0.04 of reorganization costs related to our EU license operation, within other non-operating expense, and $0.07 of non-cash interest expense on the company’s convertible notes.

Inventory

Total ending inventory at cost increased 37% to $553 million compared to $405 million last year. The increase was partially driven by elevated freight costs and product mix. Total inventory units were up 14%. Additionally, ending inventory reflects earlier deliveries of Spring shipments to ensure product availability during ongoing supply chain disruptions.

Capital Expenditures

In the fourth quarter of 2021, capital expenditures totaled $90 million, and for the full-year totaled $234 million.

Cash Flow

The company ended the period with total cash of $435 million following the purchase of Quiet Logistics and strategic investments in December 2021 for approximately $360 million.

Shareholder Returns

The company’s fourth quarter cash dividend of $30 million was paid during the quarter.

Outlook

We are extremely confident in the strength of our brands and pleased with early performance of spring collections. Based on a number of macro uncertainties, however, we are taking a cautious view of 2022. For the year, we expect operating profit to be in the range of $550 to $600 million, compared to adjusted operating profit of $603 million in 2021. Our 2022 guidance reflects structural improvements to our business and significant growth from pre pandemic 2019, which posted adjusted operating profit of $314 million.

Due largely to stimulus in the first half of 2021, which contributed to an extraordinary Spring season, combined with continued freight pressures, we are forecasting an earnings decline in the first half, followed by a recovery in the second half as we lap elevated air freight due to factory closures and inventory flow challenges last year.

Conference Call and Supplemental Financial Information

Management will host a conference call and real time webcast today at 4:30 p.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.aeo-inc.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including consolidated adjusted operating income and earnings per share, excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Management believes that this non-GAAP information is useful for an alternate presentation of the company’s performance, when reviewed in conjunction with the company’s GAAP consolidated financial statements, as it helps identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude in such non-GAAP measures. Accordingly, we believe that adjusted operating income provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to the key financial metrics used by our management in our financial and operational decision-making.

These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view these non-GAAP financial measures in conjunction with the related GAAP financial measures.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 25 countries. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including first quarter and annual fiscal 2022 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended January 30, 2021 and in any other filings that we may make with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for fiscal 2022 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the negative impacts of the COVID-19 pandemic and related operational disruptions; the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and global economic, public health, social, political and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	January 29, 2022	January 30, 2021	February 1, 2020
ASSETS
Cash and cash equivalents	$434,770	$850,477	$361,930
Short-term investments	-	-	55,000
Merchandise inventory	553,458	405,445	446,278
Accounts receivable, net	286,683	146,102	119,064
Prepaid expenses and other	122,013	120,619	65,658
Total current assets	1,396,924	1,522,643	1,047,930
Operating lease right-of-use assets	1,193,021	1,155,965	1,418,916
Property and equipment, at cost, net of accumulated depreciation	728,272	623,808	735,120
Goodwill, net	271,416	13,267	13,157
Intangible assets, net	102,701	57,065	39,847
Non-current deferred income taxes	44,167	33,045	22,724
Other assets	50,142	29,013	50,985
Total assets	$3,786,643	$3,434,806	$3,328,679

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$231,782	$255,912	$285,746
Current portion of operating lease liabilities	311,005	328,624	299,161
Accrued compensation and payroll taxes	141,817	142,272	43,537
Unredeemed gift cards and gift certificates	71,365	62,181	56,974
Accrued income taxes and other	16,274	14,150	9,514
Other current liabilities and accrued expenses	70,628	55,343	56,824
Total current liabilities	842,871	858,482	751,756
Non-current operating lease liabilities	1,154,481	1,148,742	1,301,735
Long-term debt, net	341,002	325,290	-
Other non-current liabilities	24,617	15,627	27,335
Total non-current liabilities	1,520,100	1,489,659	1,329,070
Commitments and contingencies	-	-	-
Preferred stock	-	-	-
Common stock	2,496	2,496	2,496
Contributed capital	636,355	663,718	577,856
Accumulated other comprehensive loss	(40,845)	(40,748)	(33,168)
Retained earnings	2,203,772	1,868,613	2,108,292
Treasury stock	(1,378,106)	(1,407,414)	(1,407,623)
Total stockholders' equity	1,423,672	1,086,665	1,247,853
Total liabilities and stockholders' equity	$3,786,643	$3,434,806	$3,328,679

Current ratio	1.66	1.77	1.39

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)

	GAAP Basis
	13 Weeks Ended
	January 29, 2022	% of Revenue	January 30, 2021	% of Revenue
Total net revenue	$1,507,937	100.0%	$1,292,294	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,019,252	67.6%	852,429	66.0%
Gross profit	488,685	32.4%	439,865	34.0%
Selling, general and administrative expenses	349,680	23.2%	292,059	22.6%
Impairment and COVID-19 related charges	11,944	0.8%	102,639	7.9%
Depreciation and amortization expense	47,107	3.1%	41,583	3.2%
Operating income	79,954	5.3%	3,584	0.3%
Interest expense, net	8,595	0.6%	7,993	0.6%
Other expense (income), net	3,865	0.3%	(2,889)	-0.2%
Income (loss) before income taxes	67,494	4.4%	(1,520)	-0.1%
Provision (benefit) from income taxes	17,066	1.1%	(5,056)	-0.4%
Net income (loss)	$50,428	3.3%	$3,536	0.3%

Net income (loss) per basic share	$0.30		$0.02
Net income (loss) per diluted share	$0.25		$0.02

Weighted average common shares outstanding - basic	167,611		166,310
Weighted average common shares outstanding - diluted	203,388		196,585

	GAAP Basis
	52 Weeks Ended
	January 29, 2022	% of Revenue	January 30, 2021	% of Revenue
Total net revenue	$5,010,785	100.0%	$3,759,113	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	3,018,995	60.3%	2,610,966	69.5%
Gross profit	1,991,790	39.7%	1,148,147	30.5%
Selling, general and administrative expenses	1,222,000	24.4%	977,264	26.0%
Impairment, restructuring and COVID-19 related charges	11,944	0.2%	279,826	7.4%
Depreciation and amortization expense	166,781	3.3%	162,402	4.3%
Operating income (loss)	591,065	11.8%	(271,345)	-7.2%
Interest expense, net	34,632	0.7%	24,610	0.7%
Other (income), net	(2,489)	-0.1%	(3,682)	-0.1%
Income (loss) before income taxes	558,922	11.2%	(292,273)	-7.8%
Provision (benefit) from income taxes	139,293	2.8%	(82,999)	-2.2%
Net income (loss)	$419,629	8.4%	$(209,274)	-5.6%

Net income (loss) per basic share	$2.50		$(1.26)
Net income (loss) per diluted share	$2.03		$(1.26)

Weighted average common shares outstanding - basic	168,156	166,455
Weighted average common shares outstanding - diluted	206,529	166,455

AMERICAN EAGLE OUTFITTERS, INC.
GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended
	January 29, 2022
	Operating income	Interest expense, net	Other expense (income), net	Net income	Diluted earnings per common share
GAAP Basis	$79,954	$8,595	$3,865	$50,428	$0.25
% of Revenue	5.3%	0.6%	0.3%	3.3%

Add: Asset impairment charges	11,944	-	-	8,918	0.04
Add: EU license operations reorganization	-	-	11,909	8,892	0.04
Less: Convertible debt (1)	-	(4,567)	-	3,410	0.02
Non-GAAP Basis	$91,898	$4,028	$(8,044)	$71,648	$0.35
% of Revenue	6.1%	0.3%	-0.5%	4.8%

(1) Amortization of the non-cash discount on the Company's convertible notes

AMERICAN EAGLE OUTFITTERS, INC.
GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended
	January 30, 2021
	Operating income	Interest expense, net	Net income	Diluted earnings per common share
GAAP Basis	$3,584	$7,993	$3,536	$0.02
% of Revenue	0.3%	0.6%	0.3%

Add: Impairment and COVID-19 related charges (1)	102,639	-	69,321	0.36
Less: Convertible debt (2)	-	(4,209)	2,843	0.01
Non-GAAP Basis	$106,223	$3,784	$75,700	$0.39
% of Revenue	8.2%	0.3%	5.9%

(1) $102.6 million pre-tax impairment and COVID-19 related charges:


$99.5 million of long-lived asset impairment charges

$7.1 million of incremental COVID-19 related charges

(2) Amortization of the non-cash discount on the Company's convertible notes

AMERICAN EAGLE OUTFITTERS, INC.
GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

	52 Weeks Ended
	January 29, 2022
	Operating income	Interest expense, net	Other (income), net	Net income	Diluted earnings per common share
GAAP Basis	$591,065	$34,632	$(2,489)	$419,629	$2.03
% of Revenue	11.8%	0.7%	-0.1%	8.4%

Add: Asset impairment charges	11,944	-	-	8,944	0.04
Add: EU license operations reorganization	-	-	11,909	8,917	0.04
Less: Convertible debt (1)	-	(18,519)	-	13,867	0.07
Non-GAAP Basis	$603,009	$16,113	$(14,398)	$451,357	$2.19
% of Revenue	12.0%	0.3%	-0.3%	9.0%

(1) Amortization of the non-cash discount on the Company's convertible notes

AMERICAN EAGLE OUTFITTERS, INC.
GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

	52 Weeks Ended
	January 30, 2021
	Operating income (loss)	Interest expense, net	Diluted (loss) earnings per common share
GAAP Basis	$(271,345)	$24,610	$(1.26)
% of Revenue	-7.2%	0.7%

Add: Impairment, restructuring and COVID-19 related charges (1)	279,826	-	1.20
Less: Convertible debt (2)	-	(12,272)	0.06
Non-GAAP Basis	$8,481	$12,338	$0.00
% of Revenue	0.2%	0.3%

(1) $279.8 million pre-tax impairment, restructuring and COVID-19 related charges:


$249.2 million of asset impairment charges

$26.9 million of incremental COVID-19 related charges

$3.7 million of restructuring charges including corporate and field severance

(2) Amortization of the non-cash discount on the Company's convertible notes

AMERICAN EAGLE OUTFITTERS, INC.
GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

52 Weeks Ended
February 1, 2020
Operating income
GAAP Basis	$233,345
% of Revenue	5.4%

Add: Impairment and restructuring charges(1):	80,494
Non-GAAP Basis	$313,839
% of Revenue	7.3%

(1) $80.5 million pre-tax impairment and restructuring charges:


$64.5 million of leasehold improvements, store fixtures, and operating lease right of use assets and a $1.7M goodwill impairment charge

$14.2 million of restructuring charges including $6.7M of corporate and field severance, $4.2M of joint business venture exit charges, $1.8M of market transition costs in Japan and $1.5M of China severance and closure costs for company-owned and operated stores

AMERICAN EAGLE OUTFITTERS, INC.
RESULTS BY SEGMENT
(Dollars in thousands)
(unaudited)

	American Eagle	Aerie	Corporate and Other(1)	Total
13 weeks ended January 29, 2022
Total net revenue	$1,043,264	$428,418	$36,255	$1,507,937
Operating income (loss)	$171,898	$20,946	$(112,890)	$79,954
Asset impairment	$10,231	$1,713	$-	$11,944
Adjusted operating income (loss)	$182,129	$22,659	$(112,890)	$91,898
Capital expenditures	$15,944	$34,062	$39,436	$89,442

13 weeks ended January 30, 2021
Total net revenue	$942,892	$336,709	$12,692	$1,292,294
Operating income (loss)	$91,863	$13,438	$(101,717)	$3,584
Impairment and COVID-19 related charges	$53,560	$34,634	$14,445	$102,639
Adjusted operating income (loss)	$145,423	$48,072	$(87,272)	$106,223
Capital expenditures	$11,245	$8,915	$15,223	$35,383

	American Eagle	Aerie	Corporate and Other(1)	Total
52 Weeks Ended January 29, 2022
Total net revenue	$3,555,706	$1,376,269	$78,810	$5,010,785
Operating income (loss)	$785,729	$212,287	$(406,951)	$591,065
Asset impairment	$10,231	$1,713	$-	$11,944
Adjusted operating income (loss)	$795,960	$214,000	$(406,951)	$603,009
Capital expenditures	$47,106	$80,062	$106,679	$233,847

52 Weeks Ended January 30, 2021
Total net revenue	$2,733,849	$989,989	$35,275	$3,759,113
Operating income (loss)	$93,029	$60,298	$(424,672)	$(271,345)
Impairment, restructuring and COVID-19 related charges	$144,486	$52,849	$82,491	$279,826
Adjusted operating income (loss)	$237,515	$113,147	$(342,181)	$8,481
Capital expenditures	$36,606	$32,723	$58,646	$127,975

(1) Corporate and Other includes revenue and operating results of the Todd Snyder and Unsubscribed brands, and the Supply Chain Platform, which have been identified as operating segments but are not material to disclose as separate reportable segments. Corporate operating costs represents certain costs that are not directly attributable to another reportable segment.

AMERICAN EAGLE OUTFITTERS, INC.
STORE INFORMATION
(unaudited)

	Fourth Quarter	YTD Fourth Quarter
	2021	2021
Consolidated stores at beginning of period	1,121	1,078
Consolidated stores opened during the period
AE Brand	8	23
Aerie stand-alone (incl. OFFLINE) (3)	31	74
Todd Snyder	2	3
Unsubscribed	-	3
Consolidated stores closed during the period
AE Brand	(26)	(44)
Aerie stand-alone (incl. OFFLINE)	(3)	(4)
Total consolidated stores at end of period	1,133	1,133
AE Brand	880
Aerie stand-alone (incl. OFFLINE) (3)	244
Aerie side-by-side (incl. OFFLINE) (2)(4)	197
Todd Snyder	5
Unsubscribed	4
Stores remodeled and refurbished during the period	9	22
Total gross square footage at end of period (in '000)	6,931	6,931

International license locations at end of period (1)	248	248

Aerie Openings
Aerie stand-alone (incl. OFFLINE) (3)	31	74
Aerie side-by-side (incl. OFFLINE) (2)(4)	12	21
Total Aerie Openings	43	95

(1) International license locations are not included in the consolidated store data or the total gross square footage calculation.

(2) Aerie side-by-side and OFFLINE side-by-side stores are included in the AE Brand store count as they are considered part of the AE Brand store to which they are attached. OFFLINE side-by-side stores, when attached to an Aerie Brand store, are included in the Aerie Brand store count.

(3) Aerie stand-alone stores include 12 OFFLINE openings during the period and 16 OFFLINE openings YTD, with 20 OFFLINE stores in the consolidated totals.

(4) Aerie side-by-side stores include 8 OFFLINE openings during the period and YTD, with 14 OFFLINE stores in the consolidated totals.